UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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TECHNIPFMC PLC

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April 19, 2023

Dear TechnipFMC plc Shareholder:

Following the recent issuance of ISS proxy voting recommendations, we are taking this opportunity to engage with you in direct response to their concerns regarding two important proposals. We take our role as stewards of your capital very seriously and we urge you to vote FOR Proposals 8 and 9.

Without your approval of Proposals 8 and 9 this year, we would be unable to allot and issue shares to our employees or have the flexibility to allot any shares under capital raises.

We included certain reasons to vote FOR these proposals in our proxy statement. These reasons included:

•	We follow practices required by UK law and recommended for companies incorporated in the UK. These approvals are generally not required for companies organized in the US.

•	Most US organized companies have perpetual authority to issue shares under their governing documents, but, as a UK company, our authority is limited by UK corporate law.

•	These proposals allow our Board to issue shares for general purposes or rights issues, subject to limits.

We are clarifying the nature of those limits in this letter and how those limits align with good governance practices and ISS guidelines. In summary:

•

Proposal 9 limits the allotment of shares to no more than 20% of what you authorize in Proposal 8, as recommended by recognized UK investor groups and ISS. This limitation ensures disciplined allocations.

•	These proposals were previously approved by shareholders in 2021 and 2022 and we follow recommended practices to bring these topics to shareholder annually.

•	Our incentive award plan that was approved by shareholders in 2022 further limits our equity awards, mitigates share dilution and protects our shareholders’ ownership proportion.

What are Proposals 8 and 9?

We believe Proposals 8 and 9 are important for the Company, which, as you know is a UK incorporated company and a US issuer. Unlike in the US, where shareholder approval is not specifically required to allot shares, UK corporate law requires that all allotments of shares are specifically approved, including allotment of shares through grants to employees, regardless of size or purpose. In order to afford UK companies flexibility to handle capital needs, the Investment Association, a pre-eminent UK investor group concerned with capital management, recommends UK companies request authorization to allot up to 1/3 of outstanding shares for general purposes and 1/3 for special rights issuances. This is our request through Proposal 8, which only approves the issuance (allotment) of shares.

Also, UK corporate law requires that, when we do allot shares, we offer all shareholders an allotment of shares at that time, on the same terms, unless shareholders waive pre-emptive rights. This includes grants of shares to employees.

Proposal 9 allows us to allot shares to, for example, employees, without having to offer to allot them to all shareholders. Importantly, Proposal 9 also specifically provides that we can only allot shares up to 20% of the Company’s previously authorized shares, just as ISS recommends, and only 10% for general purposes. This proposal aligns with the recommendations from the Pre-emption Group, another pre-eminent UK investor group concerned with shareholder protection and equity dilution, which ISS recognizes as proposing good governance practices.

Proposals 8 and 9 are required by UK corporate law to facilitate equity issuance and have been prepared to satisfy all aspects of ISS’ US and UK recommended governance practices, particularly with the limitation in Proposal 9 that limits issuances of shares for cash of 10% for general purposes (including grants to employees) and 10% in connection with an acquisition of specified capital investment.

These proposals have no effect on, and do not waive, any NYSE or SEC requirements to obtain shareholder approval for certain equity issuances.

In 2021 and 2022, you authorized us to allot up to 1/3 of our shares for general purposes and a further 1/3 of our shares for special rights issuances. You also approved a waiver of preemptive rights for the approved allocations in 2021 and 2022. Last year, you also separately approved our incentive award plan.

Background

Unlike most NYSE-listed companies that are not required to submit share authorization (allotment) requests, TechnipFMC plc, a public limited company incorporated in England and Wales, is submitting these proposals for shareholder ratification to comply with English Law. Under the UK Companies Act, shareholder approval is required to:

•	Allot and issue shares (Proposal 8, the “Allotment Authority”) regardless of amount; and

•

Where shares are being allotted and issued for cash, regardless of amount or purpose, issue such shares on a non-pre-emptive basis (i.e., existing shareholders do not have a right of first refusal over those shares on a pro rata basis) (Proposal 9, the “Disapplication of Pre-emption Rights Authority”).

To facilitate allotment of equity and also preserve shareholder parity, certain investor bodies in the UK recommend that UK incorporated companies that are publicly traded, like TechnipFMC, limit such share issuance as a matter of good corporate governance and share capital management.

•	Proposal 8 aligns with the Investment Association’s Share Capital Guidelines 2023, which recommends the following authority:

•	Up to one-third of outstanding shares to be issued for general purposes only; and

•

A further one-third of outstanding shares to be issued in connection with a rights issue transaction or other form of fully pre-emptive offer (i.e., a form of capital raise where new shares are offered to shareholders on a pre-emptive basis, pro rata to their holdings).

•	Proposal 9, which relates to the allotments approved in 8, aligns with the Pre-emption Group’s Statement of Principles 2022, which recommends the following authority:

•	No more than 10% of outstanding shares to be issued non-pre-emptively for general purposes in any one year; and

•

A further 10% of outstanding shares to be issued non-pre-emptively in connection with an acquisition or specified capital investment which is announced contemporaneously, or which has taken place in the last 12-month period.

The effect of the Allotment Authority and the Disapplication of Pre-emption Rights Authority, taken in tandem is that, while we can, in principle, allot up to one-third of our outstanding shares for general purposes under the Allotment Authority in Proposal 8, we cannot allot more than 10% for general purposes (and 20% overall) because of constraints in Proposal 9. Without approval of Proposal 8, we cannot allot any shares whatsoever.

Even in the case where there is an acquisition or capital investment that requires funding in line with the Disapplication of Pre-emption Rights Authority, we cannot issue more than 20% of our outstanding shares under this annual authority.

As such, the Allotment Authority and the Disapplication of Pre-emption Rights Authority are consistent with the ISS US proxy voting guidelines that caps issuances at 20% of shares for general purposes.

These Investment Association and Pre-emption Group recommendations are endorsed by ISS for UK incorporated companies as a balanced way to facilitate equity allotments and protect shareholders. We adhere to UK corporate law best practices for the sake of good governance, where these differences are relevant to us. Glass Lewis has historically, and continues to, endorse and agree with our proposals.

Approval of these proposals do not affect any shareholder approval requirements of the NYSE for share issuances, such as in connection with certain acquisitions or in connection with raising additional capital. The Company will continue to be subject to NYSE shareholder approval and SEC requirements in connection with capital raises, rights plans and employee plans.

Importance of Proposals 8 and 9

TechnipFMC encourages you to consider several factors below on why your support FOR Proposals 8 and 9 is critically important.

•	The ability to issue equity awards to our employees is critical to retain key talent:

•	These proposals grant TechnipFMC the authority to issue equity awards to our employees under our shareholder-approved incentive award plan in order to attract and retain the most qualified talent; and

•

The shareholder-approved incentive award plan maximizes shareholder value and limits share dilution by limiting the shares available to grant and demonstrating responsible burn rate and overhang percentage.

•	The ability to issue equity and raise capital is critical to carry out our strategy, to grow, and to achieve superior returns above our cost of capital:

•	These proposals provide TechnipFMC with the flexibility to finance operations and future opportunities.

•	The proposals incorporate sound corporate governance practices and shareholder safeguards:

•	The authorizations are limited in scope, and if approved, will expire at the earlier of (a) the conclusion of our 2024 Annual Meeting, or (b) the close of business on July 28, 2024; and

•

Approval of the proposals does not circumvent other shareholder approval requirements under NYSE, and TechnipFMC will continue to be subject to shareholder approval requirements of the NYSE for new share authorizations (excluding incentive award plans or rights plans).

•	The TechnipFMC Board and the Executive Management Team deliver best-in-class execution with a disciplined capital allocation track record:

•	We reduced gross debt by $638 million in 2022;

•	Our continued focus on cash generation resulted in $352 million of operating cash flows in FY2022;

•	Our Board of Directors authorized a new $400 million share repurchase program in July of 2022 from which we executed $100 million of share repurchase over the remainder of the year; and

•	We delivered Total Shareholder Return of 106% in 2022.

The TechnipFMC Board of Directors asks that you vote FOR Proposals 8 and 9

Authority to Allot Equity Securities and Authority to Allot Equity Securities without Pre-emptive Rights

TechnipFMC Proxy Statement 2023

Proposal 8 — Authority to Allot Equity Securities

What am I voting on?

The authorizations requested in Proposals 8 and 9 are required as a matter of English law, are customary for public limited companies incorporated under the laws of England and Wales, and are not otherwise required for other companies listed on the NYSE or organized within the United States.

Unlike most companies listed on the NYSE with perpetual authority to issue shares under their charter or articles of association, our authority to issue shares is limited by the Companies Act. As such, the authorizations in Proposals 8 and 9, if approved, will expire at the earlier of (a) the conclusion of our 2024 Annual Meeting or (b) the close of business on July 28, 2024, which is 15 months after this year’s Annual Meeting.

Approval of this proposal does not affect any shareholder approval requirements of the NYSE for share issuances, such as in connection with certain acquisitions or in connection with raising additional capital. The Company will continue to be subject to NYSE shareholder approval requirements.

Under the Companies Act, directors are, with certain exceptions, unable to allot, or issue, shares without being authorized either by the shareholders in a general meeting or by a company’s articles of association. Our directors’ existing authority to issue shares will expire on July 29, 2023, and the Company will not be able to issue shares after that date.

•

Proposal 8 authorizes our Board to issue a maximum number of equity securities (within the meaning of section 560 of the Companies Act), having an aggregate nominal value equal to the allotment amount, without further shareholder approval. In the absence of such approval, the issuance of any additional shares would require shareholder approval.

Our Board would be authorized to issue:

(a)	up to one-third of our existing issued share capital with an aggregate nominal amount equal to $147,102,671 for general purposes; and

(b)

up to an additional one-third of our existing issued share capital with an aggregate nominal value of $147,102,671 for rights issues (i.e., shares issued pre-emptively to shareholders pro rata to their holdings in order to raise new capital for the Company).

•

Proposal 9 authorizes our Board to issue shares for cash pursuant to Proposal 8, up to a limit, without first offering them to existing shareholders pro rata to their existing holdings (i.e., “pre-emption rights”).

Unless previously renewed, revoked, or varied, the authority conferred by this Proposal 8 shall apply in substitution for all existing authorities under section 551 of the Companies Act and expire at the end of the next Annual Meeting (or, if earlier, until the close of business on July 28, 2024); provided, however, that, prior to such expiration, the Company may make offers or agreements that would or might require shares to be issued or rights to be granted after such expiration, and the Board may issue shares or grant rights to, subscribe for, or convert, any security into shares, in pursuance of any such offer or agreement as if the authorities conferred hereby had not expired.

TechnipFMC    105

TechnipFMC Proxy Statement 2023

The text of the resolution is as follows:

“THAT the Board of Directors of the Company be and they are hereby and unconditionally authorized to exercise all the powers in the Company to allot shares in the Company and to grant rights to subscribe for or convert any security into shares in the Company:

a.	up to an aggregate nominal amount of $147,102,671; and

b.

up to a further aggregate nominal amount of $147,102,671 provided such shares are equity securities (within the meaning of section 560 of the Companies Act) in connection with an offer by way of a rights issue:

•	to ordinary shareholders in proportion (as nearly as may be practicable) to their existing holdings; and
•	to holders of other equity securities as required by the rights of those securities or as the Board of Directors otherwise consider necessary,

and so that the Board may impose any limits or restrictions and make any arrangements which they consider necessary or appropriate to deal with treasury shares, fractional entitlements, record dates, legal, regulatory or practical problems in, or under the laws of, any territory or any other matter, such authorities to apply until the end of next year’s Annual Meeting (or, if earlier, until the close of business on July 28, 2024) but, in each case, during this period the Company may make offers and enter into agreements which would, or might, require shares to be allotted or rights to subscribe for or convert securities into shares to be granted after the authority ends and the Board may allot shares or grant rights to subscribe for or convert securities into shares under any such offer or agreement as if the authority had not ended.”

When does this authorization expire?

The authorizations in Proposals 8 and 9, if approved, will expire at the earlier of (a) the conclusion of our 2024 Annual Meeting or (b) the close of business on July 28, 2024, which is 15 months after this year’s Annual Meeting.

As is the case with many U.K. companies, Proposals 8 and 9 will be proposed each year as our Board believes occasions may arise from time to time when it would be beneficial for shares to be issued without shareholder approval and for shares to be issued for cash without making a pre-emptive offer.

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TechnipFMC Proxy Statement 2023

Proposal 9 — Authority to Allot Equity Securities without Pre-emptive Rights

What am I voting on?

As noted above, the authorizations requested in Proposals 8 and 9 are required as a matter of English law, are customary for public limited companies incorporated under the laws of England and Wales, and are not otherwise required for other companies listed on the NYSE or organized within the United States.

The authorizations in Proposals 8 and 9, if approved, will expire at the earlier of (a) the conclusion of our 2024 Annual Meeting or (b) at the close of business on July 28, 2024 (i.e., 15 months after the Annual Meeting).

Approval of this proposal does not affect any shareholder approval requirements of the NYSE for share issuances, such as in connection with certain acquisitions or in connection with raising additional capital. The Company will continue to be subject to NYSE shareholder approval requirements.

Proposal 9 is proposed as a special resolution, requiring at least 75% of votes cast in favor to pass.

As a company governed by the Companies Act, if and when we raise capital through the issuance of equity securities for cash, we are required to first offer such equity securities to existing shareholders in proportion to their existing shareholdings (i.e., “pre-emption rights”) pursuant to section 561 of the Companies Act. The Companies Act permits shareholders to waive, or “disapply,” these pre-emption rights, which is the purpose of this Proposal 9. Absent the approval of this Proposal 9, our flexibility to issue shares, such as for satisfying equity awards under our Amended and Restated Incentive Award Plan, would be severely limited.

The Company proposes that, subject to the passing of the resolution included in Proposal 8, the Board be generally empowered to issue equity securities for cash, without pre-emption rights, pursuant to the authority conferred by this Proposal 9.

In line with guidelines issued by the Pre-Emption Group (the “Guidelines”), a group comprising representatives of U.K.-listed companies, investment institutions, and corporate finance practitioners to monitor the operation of the Guidelines, Proposal 9 would limit our Board’s authority to issue shares up to an aggregate nominal amount of $88,261,602, being 20% of the Company’s issued share capital without pre-emption rights (i.e., on terms that would be dilutive to existing shareholdings), as follows:

(i)	up to 10% of the Company’s issued ordinary share capital (as of March 6, 2023) on an unrestricted basis for general purposes, and

(ii)

up to a further 10% of the Company’s issued ordinary share capital (as of March 6, 2023) for use in connection with an acquisition or specified capital investment announced either contemporaneously with the issue or which has taken place in the preceding six-month period and is disclosed in the announcement of the issue. The authority to issue this additional 10% would not be used as a matter of routine, but only where the flexibility is merited by the nature of the transaction and is thought to be to the advantage of shareholders.

The Board has no current commitments or plans to issue additional shares of the Company under these authorities.

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TechnipFMC Proxy Statement 2023

The text of the resolution is as follows:

“THAT, subject to Proposal 8 passing, the Board be given power to allot equity securities (as defined in the Companies Act) under the authority given by that resolution and/or to sell equity securities held by the Company as treasury shares for cash as if Section 561 of the Companies Act did not apply to any such allotment or sale, such power to be limited to the allotment of sale:

a.

in the case of allotments authorized by paragraph (a) of Proposal 8 (i) in connection with a pre-emptive offer, and (ii) other than in connection with a pre-emptive offer, up to an aggregate nominal amount of $88,261,602; and

b.	in the case of the authority granted under paragraph (b) of Proposal 8, of the equity securities to be issued in connection with a rights issue,

such power to apply until the end of next year’s Annual Meeting (or, if earlier, until the close of business on July 28, 2024) but, in each case, during this period the Company may make offers, and enter into agreements, which would, or might, require equity securities to be allotted (and treasury shares to be sold) after the power ends and the Board may allot equity securities (and sell treasury shares) under any such offer or agreement as if the power had not ended.”

When does this authorization expire?

The authorizations in Proposals 8 and 9, if approved, will expire at the earlier of (a) the conclusion of our 2024 Annual Meeting or (b) the close of business on July 28, 2024, which is 15 months after this year’s Annual Meeting.

As is the case with many U.K. companies, Proposals 8 and 9 will be proposed each year as our Board believes occasions may arise from time to time when it would be beneficial for shares to be issued without shareholder approval and for shares to be issued for cash without making a pre-emptive offer.

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